Exhibit 10.1

VIEWPOINT CORPORATION

CONSULTING AGREEMENT

           This Consulting Agreement (“Agreement”) is made and entered into as of the 30th  day of June, 2005 (“Effective Date”) by and between Viewpoint Corporation, a Delaware Corporation having its principal place of business at 498 7th Avenue, Suite 1810, New York, New York 10018, its subsidiaries, affiliates, successors or assigns (together the “Company”) and Brian O’Donoghue, an individual (“Consultant”).

           1.         Services and Compensation.

                       (a)       Consultant agrees to perform for the Company the services described in Exhibit A (“Services”). Consultant will keep the Company advised as to Consultant’s progress in performing the Services and will, as requested by the Company, prepare written reports regarding such progress.

                       (b)      The Company agrees to pay Consultant the compensation set forth in Exhibit A for the performance of the Services.

           2.        Independent Contractor.

                      (a)       Status. Consultant understands and acknowledges that Consultant’s status with the Company shall be that of an independent contractor and nothing in this Agreement shall be construed to constitute Consultant as an agent, employee or representative of the Company. Since Consultant will not be an employee of the Company, Consultant understands that Consultant will not be entitled to any of the Company’s employee benefits, nor will any of Consultant’s compensation be withheld for the payment of social security, federal, state or other taxes. Consultant acknowledges that Consultant’s status with the Company may be terminated at any time, for any reason, at the option either of the Company or Consultant, with or without notice. Consultant shall incur all expenses associated with performing the Services except as expressly provided on Exhibit A of this Agreement. Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement and to pay all self-employment and other taxes. Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on Company (i) to pay withholding taxes or similar items or (ii) resulting from any determination that Consultant is not an independent contractor.

                      (b)      Conduct. Consultant shall conduct herself/himself as an independent contractor and shall not make any representations, promises, or warranties on behalf of Company without its prior written authorization. Consultant shall not, without Company’s prior written authorization, sign Company’s name to any contract, purchase order, agreement, or enter into any other obligation (written or oral) binding the Company.

           3.        Confidential Information.

                        (a)       Company Information. Consultant agrees at all times during which Consultant is retained by the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. Consultant understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the period of time Consultant is retained by the Company), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Consultant by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Consultant further understands that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Consultant, or of others who were under confidentiality obligations as to the item or items involved. The Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including having each employee of Consultant, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions in the Company’s favor substantially similar to Sections 3 and 4 of this Agreement. Without the Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company.

                       (b)      Former Employer Information. Consultant agrees that Consultant will not, during the time that Consultant is retained by the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. Consultant will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

                       (c)       Third Party Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Consultant’s work for the Company consistent with the Company’s agreement with such third party.

           4.        Inventions.

                       (a)       Inventions Retained and Licensed. Consultant has attached hereto, as Exhibit B, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Consultant prior to Consultant’s retention by the Company (collectively referred to as “Prior Inventions”), which belong to Consultant, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Consultant represents that there are no such Prior Inventions. Except as set forth on Exhibit B, Consultant hereby acknowledges that if in the course of Consultant’s service for the Company, Consultant incorporates into a Company product, process or machine a Prior Invention owned by Consultant or in which Consultant has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

                       (b)      Assignment of Inventions. Consultant agrees that Consultant will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all Consultant’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Consultant is retained by the Company (collectively referred to as “Inventions”). Consultant further acknowledges that all original works of authorship which are made by Consultant (solely or jointly with others) within the scope of and during the period of Consultant’s services for the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

                       (c)       Inventions Assigned to the United States. Consultant agrees to assign to the United States government all Consultant’s right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

                       (d)      Maintenance of Records. Consultant agrees to keep and maintain adequate and current written records of all Inventions made by Consultant (solely or jointly with others) during the period of time Consultant is retained by the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

                       (e)       Patent and Copyright Registrations. Consultant agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Consultant’s mental or physical incapacity or for any other reason to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Consultant.

           5.        Conflicting Engagement. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement and Consultant will not enter into any such conflicting agreement during the term of this Agreement. Consultant agrees that, during the period of time that Consultant is retained by the Company, Consultant will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the period of time that Consultant is retained by the Company, if such engagement would in any manner damage the Company.

           6.        Termination Certification; Returning Company Documents. Consultant agrees that, at the time Consultant’s service for the Company terminates, Consultant will deliver to the Company (and will not keep in Consultant’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Consultant pursuant to Consultant’s service for the Company or otherwise belonging to the Company, its successors or assigns. Upon the termination of Consultant’s service with the Company, Consultant agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

           7.        Solicitation of Employees. Consultant agrees that for a period of twelve (12) months immediately following the termination of Consultant’s relationship with the Company for any reason, whether with or without cause, Consultant shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for Consultant or for any other person or entity.

           8.        Conflict of Interest Guidelines. Consultant agrees to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

           9.        Representations. Consultant agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Consultant represents that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to Consultant’s retention by the Company. Consultant has not entered into, and Consultant agrees Consultant will not enter into, any oral or written agreement in conflict herewith.

           10.      Term and Termination.

                      (a)       This Agreement will commence on the Effective Date and will continue until the earlier of (i) one year from the Effective Date or (ii) upon termination by the Company pursuant to Section 10(b) below.

                      (b)      The Company may terminate this Agreement at any time by not less than thirty (30) days written notice. The Company will pay to Consultant a pro rata portion of its fees for any partial month Consultant performs services hereunder.

                      (c)       Upon such termination all rights and duties of the parties toward each other shall cease except: (i) the Company shall be obligated to pay, within thirty (30) days after termination, all amounts owing to Consultant for Services performed and related expenses, if any, up to the date of termination; and (ii) Sections 2 (Independent Contractor Status), 3 (Confidential Information), 4 (Inventions), 7 (Solicitation of Employees) and 10-13 (various general provisions), and Section 3(b) of Exhibit A shall survive termination of this Agreement.

           11.      Notices.  Any notices given under this Agreement shall be in writing, addressed as shown below the signature line of this Agreement or at such other address specified by written notice. Notices shall be deemed given upon delivery if personally delivered, three days after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested or within 48 hours after delivery to an overnight courier service.

           12.      Arbitration and Equitable Relief.

                      (a)       Arbitration. Except as provided in Section 12(b) below, the Company and Consultant agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in New York City, New York, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on both the Company and the undersigned consultant. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and Consultant shall each pay one-half of the costs and expenses of such arbitration, and each of Company and Consultant shall separately pay their counsel fees and expenses.

                      (b)      Equitable Remedies. Consultant agrees that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants set forth in Sections 3, 4, and 6 herein. Accordingly, Consultant agrees that if Consultant breaches any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuance of such injunction and to the ordering of specific performance.

           13.      General Provisions

                      (a)       Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of New York without reference to conflict of law principles. Consultant hereby expressly consents to the personal jurisdiction of the state and federal courts located in New York for any lawsuit arising from or relating to this Agreement.

                      (b)      Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and Consultant relating to the subject matter herein and merges all prior discussions between Company and Consultant. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged.

                      (c)       Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

                      (d)      Successors and Assigns. This Agreement will be binding upon Consultant’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. Neither this Agreement nor any rights or obligations under this Agreement may be assigned or transferred by Consultant without the express written consent of the Company.

CONSULTANT	VIEWPOINT CORPORATION

By: /s/ BRIAN O’DONOGHUE	By: /s/ JAY S. AMATO

Name: BRIAN O’DONOGHUE	Name: JAY S. AMATO

Title: CONSULTANT	Title: PRESIDENT AND CHIEF EXECUTIVE OFFICER

EXHIBIT A

SERVICES and COMPENSATION

1.                 Contact.     Consultant’s principal Company contact shall be:

                                Name: Jay Amato

                                Title:  CEO

2.                 Services.    Consultant will render to the Company the following Services:

(a)	Services to be Provided. Business and legal services to the Company as requested from time to time in writing by the CEO.

(b)	Best Efforts. Consultant agrees that he will perform the Services to the best of his ability, experience, and talents. Consultant agrees to perform all Services in a professional manner and in accordance with ordinary business customs. Consultant, when performing the Services, shall devote his time, energy, and skills to the business and interests of Company.

(c)	Administration of the Services. Consultant acknowledges that Company retained Consultant because of his knowledge, expertise, and experience. Although Consultant may, at his expense, use employees or subcontractors to perform the Services, Consultant is responsible for confirming that Services are performed at his level of expertise.

3.                 Compensation

(a)	The Company shall pay Consultant an hourly fee of $200 for business and legal services performed as requested from time to time in writing by the CEO.

(b)	The Company shall pay for Consultant’s continued participation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) in the Company’s group medical and dental plans for a period of twelve months from the Effective Date; provided, however, that if Consultant obtains medical and dental coverage from or through an employer or other entity for which Consultant performs services, from and after the date such other medical and dental coverage is obtained the Company shall have no further obligations to make such payments.

(c)	The Company shall reimburse Consultant for all reasonable telephone, fax and printer expenses incurred by Consultant in performing Services pursuant to this Agreement.

(d)	Consultant shall regularly submit all invoices and/or statements for Services (including the rights granted herein) and expenses on a monthly basis, only in a form acceptable to the Company (with no additional terms or conditions), and such invoice and/or statement shall be approved by the Direct Reporting contact person listed above. If any invoice or statement is submitted with additional or different terms or conditions, such terms and conditions shall be of no force or effect. All payments shall be made against any invoice and/or statement submitted only upon delivery of above referenced Services.

EXHIBIT B

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number Or Brief Description

☒	No inventions or improvements

☐	Additional Sheets Attached

Signature of Consultant:

Print Name of Consultant:

EXHIBIT C

VIEWPOINT CORPORATION

TERMINATION CERTIFICATION

                    This is to certify that Consultant does not have in Consultant’s possession, nor has Consultant failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Viewpoint, its subsidiaries, affiliates, successors or assigns (together, the “Company”).

                    Consultant further certifies that Consultant has complied with all the terms of the Company’s Viewpoint’s Consulting Agreement signed by Consultant, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by Consultant (solely or jointly with others) covered by that agreement.

                    Consultant further agrees that, in compliance with the Consulting Agreement, Consultant will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of Viewpoint, its subsidiaries, affiliates, successors or assigns (together, the “Company”) or any of its employees, clients, consultants or licensees.

                    Consultant further agrees that for twelve (12) months from this date, Consultant will not hire any employees of the Company and Consultant will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

Date:

Consultant’s Signature

Name of Consultant (typed or printed)

EXHIBIT D

VIEWPOINT CORPORATION
CONFLICT OF INTEREST GUIDELINES

                    It is the policy of Viewpoint (the “Company”) to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the best interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

                    1.            Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Consulting Agreement elaborates on this principle and is a binding agreement.)

                    2.            Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

                    3.            Participating in civic or professional organizations that might involve divulging confidential information of the Company.

                    4.            Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

                    5.            Initiating or approving any form of personal or social harassment of employees.

                    6.            Investing or holding outside directorships in suppliers, customers or competing companies, including financial speculation, where such investment or directorship might influence in any manner a decision or course of action of the Company.

                    7.            Borrowing from or lending to employees, customers or suppliers.

                    8.            Acquiring real estate of interest to the Company.

                    9.            Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

                    10.          Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

                    11.          Making any unlawful agreements with distributors with respect to prices.

                    12.          Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

                    Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in immediate discharge.